Exhibit 10.56
TRUST UNDER DYNEGY INC.
DEFERRED COMPENSATION PLAN FOR CERTAIN DIRECTORS
This TRUST AGREEMENT (“Agreement or Trust Agreement”), effective the 1st day of January, 2009, by and between DYNEGY ADMINISTRATIVE SERVICES COMPANY (“Company”), and VANGUARD FIDUCIARY TRUST COMPANY, a trust company incorporated under Chapter 10 of the Pennsylvania Banking Code (“Trustee”):
W I T N E S S E T H:
WHEREAS, DYNEGY INC. (“Dynegy”), an affiliate of the Company, (Dynegy and Company, hereafter referred to collectively as, “Employer”) has adopted the DYNEGY INC. DEFERRED COMPENSATION PLAN FOR CERTAIN DIRECTORS (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008) (the “Plan”);
WHEREAS, Employer has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;
WHEREAS, Company (in its capacity as a Plan administrator pursuant to the delegation of certain administrative authorities to Company by Dynegy under the Plan) wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;
WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan, nor if the Plan is so structured, one maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

WHEREAS, it is the intention of Company to make contributions to the Trust to provide a source of funds to assist in the meeting of the liabilities under the Plan; and
NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:
SECTION 1. Establishment of Trust.
(a) The Company shall from time to time deposit amounts with Trustee in trust and such amounts received by the Trustee shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.
(b) The Trust hereby established shall be irrevocable.
(c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, (the “Code”) and shall be construed accordingly.
(d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and Dynegy and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.
(e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

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(f) Notwithstanding anything to the contrary herein, in no event shall money and/or property be transferred to the Trust if prior to such transfer it is known that such transfer would result in adverse tax consequences to a participant or his beneficiaries pursuant to section 409A(b) of the Code.
SECTION 2. Payments to Plan Participants and Their Beneficiaries.
(a) Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. The Company shall provide such Payment Schedule and any updates thereto to the Trustee at such times as will permit the Trustee to make timely payments to Plan participants and their beneficiaries pursuant to the terms of the Plan. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal or state taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.
(b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Dynegy or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.
(c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. In so much as Trustee has sufficient knowledge, Trustee shall notify Company where principal and earnings are not sufficient in a reasonably timely fashion prior to a payment becoming due.

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SECTION 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.
(a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.
(1) The Board of Directors and the President of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.
(2) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.
(3) If at any time Trustee has determined that Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.
(4) Trustee shall resume the payment of benefits to Plan participants or beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

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(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to subsection 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.
SECTION 4. Payments to Company.
Except as provided in Section 3 and 12 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.
SECTION 5. Investment Authority.
(a) Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Employer. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants, except that voting rights with respect to Trust assets will be exercised by Company. Company shall have the right at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Company in a non fiduciary capacity without the approval or consent of any person in a fiduciary capacity.
(b) The Trust shall be invested by the Trustee among regulated investment companies which have been previously designated as investment fund alternatives by the Company (the “Investment Funds”). The Company shall notify the Trustee in writing of the selection of the Investment Funds and any changes thereto. The Trustee shall invest the Trust in accordance with the written directions of the Company or to the extent that such directions are not received for all or a portion of the Trust and upon reasonable efforts the Trustee is unable to obtain such directions from the Company, in the Trustee’s discretion among any of the Investment Funds. The Trustee shall have no liability or responsibility for acting without question on the direction of the Company with respect to Trust investments, or for the exercise of investment discretion in the absence of direction from the Company, unless such actions are contrary to the express provisions of this Trust Agreement or are negligent or otherwise in willful disregard of the Trustee’s duties under this Trust Agreement. The Company will indemnify the Trustee for liability to any party resulting from the Trustee acting without question on the direction of the Company with respect to Trust investments, and for liability to any party resulting from the exercise of investment discretion in the absence of investment direction from the Company as to all or a portion of the Trust, unless such actions are contrary to the express provisions of this Trust Agreement or are negligent or otherwise in willful disregard of the Trustee’s duties under this Trust Agreement.

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SECTION 6. Disposition of Income.
During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.
SECTION 7. Accounting by Trustee.
Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within one hundred and twenty (120) days following the close of each calendar year and within one hundred and twenty (120) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

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SECTION 8. Responsibility of Trustee.
(a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust Agreement and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.
(b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments subject to Section 8(g). If Company may be liable for such costs, expenses and liabilities under Section 8(g), then Company shall be given the opportunity to be consulted and to participate in the litigation (including, but not limited to, participating in selection of counsel for such litigation) and to disapprove any negotiated settlement. If Company disapproves any negotiated settlement, it is understood that Company shall continue to be obligated under Section 8(g) to indemnify and save harmless Trustee against further costs with respect to such claim after the date of such disapproval, and the amount (if any) by which the final settlement exceeds the negotiated settlement (but only provided that Section 8(g) requires the Company’s indemnification of such amount). If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust; provided, however, the Trustee shall not be paid out of the Trust unless: (i) either authorized to do so by the Company; or (ii) at least 90 days have elapsed since a claim was submitted to the Company and the Company has not registered any objections to such claim.
(c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder. The Trustee shall obtain approval from the Company before such consultation or employment to the extent such action will result in an additional expense for the Plan or Employer.

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(d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder. The Trustee shall obtain approval from the Company before such consultation or employment to the extent such action will result in an additional expense for the Plan or Employer.
(e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to loan to any person the proceeds of any borrowing against such policy.
(f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.
(g) Unless resulting from the Trustee’s negligence, willful misconduct, lack of good faith, or breach of its duties under this Agreement, the Company shall indemnify and save harmless the Trustee from, against, for and in respect of any and all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney’s fees incident to any suit, action, investigation, claim or proceedings suffered, sustained, incurred or required to be paid by the Trustee in connection with the Plan or this Trust Agreement. If Company does not pay such costs, expenses and liabilities for which it is liable hereunder in a reasonably timely manner, Trustee may obtain payment from the Trust unless another payment arrangement is agreed upon in writing between the Company and Trustee; provided, however, the Trustee shall not be paid out of the Trust unless: (i) either authorized to do so by the Company; or (ii) at least 90 days have elapsed since a claim for compensation or reimbursement was submitted to the Company and the Company has not registered any objections to such claim.
The Trustee shall indemnify and save harmless the Employer from, against, for and in respect of any and all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney’s fees incident to any suit, action, investigation, claim or proceedings suffered, sustained, incurred or required to be paid by the Employer in connection with this Trust Agreement resulting from the Trustee’s negligence, willful misconduct, lack of good faith, or breach of its duties under this Agreement.

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SECTION 9. Compensation and Expenses of Trustee.
Company shall pay all administrative and Trustee’s fees and expenses as set forth in that certain Fee Agreement by and between Vanguard Group, Inc. and Company. If not so paid, the fees and expenses shall be paid from the Trust unless another payment arrangement is agreed upon in writing between the Company and Trustee; provided, however, the Trustee shall not be paid out of the Trust unless: (i) either authorized to do so by the Company: or (ii) at least 90 days have elapsed since a claim for compensation or reimbursement was submitted to the Company and the Company has not registered any objections to such claim.
SECTION 10. Resignation and Removal of Trustee.
(a) Trustee may resign at any time by written notice to Company, which shall be effective forty-five (45) days after receipt of such notice unless Company and Trustee agree otherwise.
(b) Trustee may be removed by Company on forty-five (45) days notice or upon shorter notice accepted by Trustee.
(c) Upon resignation or removal of Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within forty-five (45) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.
(d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All reasonable expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

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SECTION 11. Appointment of Successor.
(a) If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor trustee to evidence the transfer.
SECTION 12. Amendment or Termination.
(a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.
(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.
(c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.

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SECTION 13. Confidentiality.
(a) The parties acknowledge that during the course of this Agreement they may receive or learn confidential, business, proprietary or other like information concerning each other, and the Trustee further acknowledges that during the course of this Agreement it may receive or learn confidential or other like information concerning the Plan and Plan participants and beneficiaries (all such information, collectively, the “Confidential Information”). The parties agree to keep all Confidential Information strictly confidential and not to disclose to any third party any Confidential Information without the prior written consent of the other party hereto (or the prior written consent of Company with respect to Plan or Plan participant or beneficiary Confidential Information). Further, each party covenants and agrees that it will not appropriate any Confidential Information to its own use or to the use of any third party except if Confidential Information is used in aggregate with other similar information in such a manner as to make its confidential nature indistinguishable by source. The parties agree to take at least such precautions to protect the Confidential Information as it takes to protect its own confidential and proprietary information and in the case of Vanguard to the degree of care used to protect similar clients Plan or Plan Participants or beneficiaries Confidential Information.
(b) Upon learning of any unauthorized disclosure or use of Confidential Information, a party shall notify the other party hereto promptly and take commercially reasonable measures to investigate and rectify such unauthorized use or disclosure and to protect such Confidential Information from further unauthorized disclosure.
(c) If a party believes it is required by law, subpoena or court order to disclose any Confidential Information, then such party shall promptly notify the other party and provide a copy of the subpoena, court order or other demand and make reasonable efforts to allow the other party an opportunity to seek a protective order or other judicial relief unless to do so would violate applicable law.

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SECTION 14. Miscellaneous.
(a) Any provision of this Trust Agreement prohibited by law or which would cause any amounts payable under the Plan to be subject to additional taxes and interest under section 409A of the Code shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

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SECTION 15. Effective Date.
The effective date of this Trust Agreement shall be the 1st day of January, 2009.
IN WITNESS WHEREOF, this instrument has been executed as of the day and year first above written.

ATTEST:	DYNEGY ADMINISTRATIVE SERVICES COMPANY

	By:	/s/ [ILLEGIBLE] Title: Vice President, HR
ATTEST:	VANGUARD FIDUCIARY TRUST COMPANY

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE] Title: Principal